UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VITRAN CORPORATION INC.
(Exact name of issuer as specified in its charter)

ONTARIO, CANADA	98-0358363
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

185 The West Mall, Suite 701
Toronto, Ontario, Canada M9C 5L5
(Address of Principal Executive Offices and Zip Code)

Employee Stock Option Plan
(Full Title of Plan)

Mr. Richard Gaetz
Vitran Corporation
6500 East 30th Street
Indianapolis, IN, USA 46219
(Name and address of agent for service)

Tel: (317) 803-6400
(Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to agent for service to:

Hellen Siwanowicz
Lang Michener LLP
Brookfield Place
181 Bay Street, Suite 2500
P.O. Box 747
Toronto, Ontario, Canada M5J 2T7
(416) 307-4032

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting issuer” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [   ]           Accelerated filer [X]           Non-accelerated filer [   ]           Smaller reporting company [   ]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1), (2)	Proposed Maximum Offering Price Per Unit(3), (4)	Proposed Maximum Aggregate Offering Price(3), (4)	Amount of Registration Fee
Common Shares	976,700 Common Shares	$12.82 per share	$12,521,294	$698.69

(1)	This Registration Statement relates to common shares issuable pursuant to the exercise of stock options granted under our Employee Stock Option Plan.
(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions.

(3)

The Proposed Maximum Offering Price Per Share is calculated in accordance with Rule 457(h) of the Securities Act based upon (i) the weighted average exercise price of the outstanding stock options granted under the Employee Stock Option Plan, with respect to shares issuable pursuant to the exercise of outstanding stock options, and (ii) the average of the high and low prices of our common shares on the Nasdaq Global Market on September 9, 2009, with respect to shares issuable pursuant to the exercise of options that may be granted under the Employee Stock Option Plan.

(4)

The Proposed Aggregate Maximum Aggregate Offering Price is based on the Proposed Maximum Offering Price Per Unit multiplied by the total number of common shares to be registered. These amounts are calculated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under the Securities Act.

EXPLANATORY NOTE

Vitran Corporation Inc. (“we” or “Vitran”) has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”) to register 976,700 common shares, no par value of Vitran that are reserved for issuance in respect of stock options previously granted and which may be granted in the future under our Employee Stock Option Plan dated the 17th day of May, 1995, as amended (the “Employee Stock Option Plan”). As of August 31, 2009, options to purchase 838,700 common shares were outstanding under the Employee Stock Option Plan.

PART I

INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

Item 1.            Plan Information.*

We will deliver or cause to be delivered to each participant in our Employee Stock Option Plan (each, a “Participant”) documents containing the information specified in Part I of Form S-8 in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement. Such documents and the documents incorporated by reference in response to Item 3 of Part II of this Registration Statement taken together constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. A Section 10(a) prospectus will be given to each Participant who receives common shares covered by this Registration Statement in accordance with Rule 428(b)(1) under the Securities Act.

Item 2.            Registrant Information and Employee Plan Annual Information.*

We will provide to each Participant a written statement advising it of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II of this Registration Statement. These documents are incorporated by reference in the Section 10(a) prospectus. The written statement will also indicate the availability without charge, upon written or oral request, of the other documents required to be delivered pursuant to Rule 428(b) under the Securities Act. The statement will include the address and telephone number to which any requests for documents should be directed.

*

Information required by Part I to be contained in Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act, and the Note to Part I of Form S-8.

I-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.            Incorporation of Documents by Reference.

The following documents filed by us with the Commission are incorporated into this Registration Statement by reference:

(a)

our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the Commission on March 11, 2009 (including portions of our definitive Schedule 14A proxy statement filed with the Commission on March 26, 2009 which are incorporated by reference into our Annual Report on Form 10-K);

(b)	our Quarterly Report on Form 10-Q for the three months ended March 31, 2009 filed with the Commission on April 30, 2009;

(c)	our Quarterly Report on Form 10-Q for the six months ended June 30, 2009 filed with the Commission on July 24, 2009;

(d)

our Current Reports on Form 8-K filed with the Commission on January 5, 2009, February 2, 2009, February 10, 2009, March 17, 2009, March 26, 2009, April 23, 2009, May 28, 2009, July 24, 2009 and August 27, 2009

(e)

all other reports filed by us with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by our Annual Report referred to in paragraph (a) above (other than portions of those documents furnished or otherwise not deemed to be filed); and

(f)	the description of our common shares incorporated by reference into our Registration Statement on Form 8-A filed with the Commission pursuant to the Exchange Act on March 4, 2005.

All reports and documents (other than portions of those documents furnished or otherwise not deemed to be filed) subsequently filed by us with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained in an incorporated document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.            Description of Securities.

Not applicable.

Item 5.            Interests of Named Experts and Counsel.

Not applicable.

Item 6.            Indemnification of Directors and Officers.

Section 7.01 of Vitran’s By-law No. 6 (the “By-law”) provides that every director or officer of Vitran in exercising his powers and discharging his duties will act honestly and in good faith with a view to the best interests of Vitran and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances and that, subject to the foregoing, no director or officer will be liable for the acts, receipts, neglect or default of any other director or officer or employee, or for joining in any receipt or other act for conformity, or for any loss, damage or expense happening to Vitran through the insufficiency or deficiency of title to any property acquired for or on behalf of Vitran, or for the insufficiency or deficiency of any security in or upon which any of the moneys of Vitran will be invested, or for any loss or damage arising from bankruptcy, insolvency or tortious acts of any person with whom any of the moneys, securities or effects of Vitran will be deposited, or for any loss occasioned by any error of judgment or oversight on his part, or for any loss, damage or misfortune whatever which shall happened in the execution of the duties of his office or in relation thereto, unless the same are occasioned by his own wilful neglect or default; provided that nothing in Section 7.01 of the By-law will relieve any director or officer from the duty to act in accordance with the Business Corporations Act (Ontario) (the “OBCA”) and the regulations thereunder or from liability for any breach thereof.

Section 7.02 of the By-law provides that subject to the limitations contained in the OBCA, Vitran will indemnify a director or officer, a former director or officer, or a person who acts or acted at Vitran’s request as a director or officer of a body corporate of which Vitran is or was a shareholder or creditor (or a person who undertakes or has undertaken any liability on behalf of Vitran or any such body corporate) and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of Vitran or such body corporate, if (a) he acted honestly and in good faith with a view to the best interests of Vitran, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful. Vitran will also indemnify such person in such other circumstances as the OBCA permits or requires.

Section 136(1) of the OBCA provides that a corporation may indemnify the following persons (each, an “Indemnified Person”): (i) a director or officer of the corporation, (ii) a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or (iii) an individual acting in a similar capacity of another entity. A corporation may indemnify an Indemnified Person against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by an Indemnified Person in respect of any civil, criminal, administrative, investigative or other proceeding in which such Indemnified Person is involved because of his or her association with the corporation or other entity. Section 136(2) of the OBCA further provides that a corporation may advance money to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to above, but such individual shall repay the money if he or she does not fulfill the following conditions, as the case may be (collectively, the “Indemnity Conditions”):

(a)	the individual acted honestly and in good faith with a view to the best interests of the corporation, or

(b)

the individual acted honestly and in good faith with a view to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation’s request.

In addition to the Indemnity Conditions, if the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, the corporation shall not indemnify an individual unless such individual had reasonable grounds for believing that his or her conduct was lawful (the “Additional Indemnity Condition”).

Pursuant to Section 136(4.1) of the OBCA, a corporation may, with the approval of the Ontario Superior Court of Justice (the “Court”), indemnify an Indemnified Person, or advance money to a director, officer or other individual, in respect of an action by or on behalf of the corporation or other entity to obtain a judgment in its favour, to which the individual is made a party because of his or her association with the corporation or other entity, against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if such individual fulfils the Indemnity Conditions.

Despite Section 136(1) of the OBCA, an Indemnified Person is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by such Indemnified Person in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which he or she is subject because of his or her association with the corporation or other entity, if the Indemnified Person seeking an indemnity,

(a)	was not judged by the Court or other competent authority to have committed any fault or omitted to do anything that the Indemnified Person ought to have done; and

(b)	fulfils the Indemnity Conditions and the Additional Indemnity Condition.

Pursuant to Section 136(4.3) of the OBCA, a corporation may purchase and maintain insurance for the benefit of an Indemnified Person against any liability incurred by such Indemnified Person,

(a)	in his or her capacity as a director or officer of the corporation; or

(b)	in his or her capacity as a director or officer, or a similar capacity, of another entity, if such Indemnified Person acts or acted in that capacity at the corporation’s request.

A corporation or an Indemnified Person may apply to the Court for an order approving an indemnity under Section 136 of the OBCA and the Court may so order and make any further order it thinks fit. Upon such application by a corporation or an Indemnified Person, the Court may order notice to be given to any interested person and such person is entitled to appear and be heard in person or by counsel.

In addition, subject to the limitations contained in the OBCA, Vitran purchases and maintains insurance for the benefit of the persons referred to in Section 7.02 of the By-law.

Item 7.            Exemption from Registration Claimed.

Not applicable.

Item 8.            Exhibits.

The following is a complete list of exhibits filed as a part of this Registration Statement, which Exhibits are incorporated herein.

Exhibit Number	Description of Exhibit

4.1	Articles of Incorporation effective April 29, 1981(1)

4.2	Articles of Amendment effective May 27, 1987(2)

4.3	Articles of Amendment effective July 16, 1987(3)

4.4	Articles of Arrangement effective February 5, 1991(4)

4.5	Articles of Amendment effective April 22, 2004(6)

4.6	Amended By-Laws effective February 7, 2008(7)

4.7	By-law to authorize the directors to borrow and give security effective July 16, 1987(5)

5.1	Legal Opinion of Lang Michener LLP(7)

23.1	Consent of Lang Michener LLP(8)

23.2	Consent of KMPG LLP(7)

24.1	Power of Attorney (Included in Signature Page)

99.1	Employee Stock Option Plan(7)

99.2	Form of Stock Option Agreement by and between Vitran Corporation Inc. and participants under the Employee Stock Option Plan(7)

Notes:

(1)	Filed as Exhibit 1.1 to the Registrant’s Registration Statement on Form 20-F filed with the Commission on June 14, 1995.

(2)	Filed as Exhibit 1.2 to the Registrant’s Registration Statement on Form 20-F filed with the Commission on June 14, 1995.

(3)	Filed as Exhibit 1.3 to the Registrant’s Registration Statement on Form 20-F filed with the Commission on June 14, 1995.

(4)	Filed as Exhibit 1.4 to the Registrant’s Registration Statement on Form 20-F filed with the Commission on June 14, 1995.

(5)	Filed as Exhibit 1.6 to the Registrant’s Registration Statement on Form 20-F filed with the Commission on June 14, 1995.

(6)	Filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 7, 2004.

(7)	Filed as an exhibit to this Registration Statement on Form S-8.

(8)	Included in Exhibit 5.1.

Item 9.            Undertakings.

(a)	The undersigned Registrant hereby undertakes:

	(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided, however, that paragraphs (a)(1)(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)

that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

	(3)	to remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new

Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant, Vitran Corporation Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Ontario on the 11th day of September, 2009.

VITRAN CORPORATION INC.

By: /s/ Richard E. Gaetz
       Richard E. Gaetz
       President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard E. Gaetz, President and Chief Executive Officer, as his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution for him and his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statements and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

President, Chief Executive Officer and a
/s/ Richard E. Gaetz	director	September 11, 2009
Richard E. Gaetz	(Principal Executive Officer)

Vice President Finance, Chief Financial
/s/ Sean P. Washchuk	Officer and Secretary	September 11, 2009
Sean P. Washchuk	(Principal Financial Officer)

/s/ Fayaz D. Suleman	Corporate Controller	September 11, 2009
Fayaz D. Suleman	(Principal Accounting Officer)

/s/ Richard D. McGraw	Director and Chairman of the Board	September 11, 2009
Richard D. McGraw

/s/ Anthony F. Griffiths	Director	September 11, 2009
Anthony F. Griffiths

/s/ John R. Gossling	Director	September 11, 2009
John R. Gossling

/s/ Georges L. Hébert	Director	September 11, 2009
Georges L. Hébert

/s/ William S. Deluce	Director	September 11, 2009
William S. Deluce